ASSET PURCHASE AGREEMENT

THIS AGREEMENT dated for reference the 1st day of February, 2007.

AMONG:

CHRISTIAN PETZELT (herein called “Vendor”)

AND:

GLASS WAVE ENTERPRISES, INC., a corporation existing under the laws of the State of Nevada (herein called “Purchaser”)

WHEREAS:

A.            The Vendor carries on the business of developing potential cancer therapeutic drugs including specifically a protein molecule known as “Cyplasin” for use in various cancers (the “Business”) and;

B.            The Vendor has pending and issued patents, trademarks, proprietary knowledge and other related information’s (Intellectual Property) for the Business which the Purchaser has agreed to have assigned and otherwise acquire and;

C.            The Vendor has agreed to sell and the Purchaser has agreed to purchase the Business Assets (as defined herein) and thereby the exclusive rights to commercialize and further develop such Intellectual Property and or Business Assets, on the terms and conditions herein provided.

D.            Purchase Price for the Business Assets will be payable by the issue of 21,000,000 post-split restricted common shares in Purchaser being 53.9% of the post dilution capital of Purchaser and the Purchaser must have completed the Private Placement (as defined herein Value of such shares will at time of transfer be valued at $0.001 per share.

NOW THEREFORE in consideration of the premises and the respective covenants, agreements representations, warranties and indemnities of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged) the parties hereto covenant and agree as follows:

1.	DEFINED TERMS
1.1

For the purposes of this Agreement, unless the context otherwise requires, the following terms will have the respective meanings set out below and grammatical variations of such terms will have corresponding meanings:

(a)	“Affiliate” has the meaning given to that term in the Securities Act of 1933, as amended, and the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder;
(b)	“Associate” has the meaning given to that term in the Securities Act of 1933, as amended, and the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder;
(c)	“Business” means the business carried on by the Vendor as described in Recital A of this Agreement;
(d)	“Business Assets” means all property and assets of the Business of every kind and description and wherever situate, including, without limiting the foregoing, the following property and assets.
(i)	all material samples, cyplasin production materials, (including but not limited to the cell lines and cyplasin DNA for transfection of such), experimental records, accounting and

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other books and records, and all other proprietary and technical information, correspondence, documents, lab records & notes and material relating to the Business;

(ii)	all right, title, and interest of the Vendor in and to all the Intellectual Property described in Schedule 3 - Intellectual Property attached hereto; and
(iii)

all permits, licenses, consents, authorizations, and approvals pertaining to the Business including without limitation those described in Schedule 2 - Permits and Licenses attached hereto, to the extent such permits licenses, consents, authorizations and approvals are transferable by the execution of this Agreement.

(e)	“Business Day” means any day which is not a Saturday, Sunday or statutory holiday in British Columbia;
(f)	“Closing” means the completion of the transactions contemplated in this Asset Purchase Agreement;
(g)	“Closing Date” means February 15th, 2007, or such other date as the Vendor and the Purchaser may mutually determine;
(h)	“Contract” means any agreement, indenture, contract, lease, deed of trust, license, option, instrument or other commitment, whether written or oral;
(i)

“Encumbrance” means any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, right of occupation, any matter capable of registration against title, option, right of pre-emption, privilege or any Contract to create any of the foregoing;

(j)

“Environmental Laws” means all applicable federal, state, municipal and local laws, statutes, ordinances, by-laws and regulations, and orders, directives and decisions rendered by any ministry, department or administrative or regulatory agency relating to the protection of the environment, occupational health and safety or the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substances;

(k)	“Environmental Permits” means any licenses, permits, approvals, consents, certificates, registrations and other authorizations under Environmental Laws required for the operation of the Business;
(l)

“Equipment” means all chattels, equipment, fixtures, furnishings, machinery, vehicles and supplies used in connection with the Business as at the date hereof including without limitation the items described in Schedule 1 attached hereto;

(m)

“Goodwill” means the goodwill of the Business, together with the exclusive right of the Purchaser to represent itself as carrying on the Business in continuation of and in succession to the Vendor, and the right to the “Cyplasin” name or any variation thereof as part of, or in connection with the Business;

(n)	“Hazardous Substances” means any pollutants, contaminants, chemical or industrial toxic, or hazardous waste or substances;
(o)

“Intellectual Property” means all registered and unregistered patents (issued or pending, continuances and PCTs thereof), patent rights, trade or brand names, business names, trade-marks, trade-mark registrations, copyrights, and applications thereof; drawings, logos, designs, trade secrets, restrictive covenants, processes, technology, registered user agreements, research data, inventions, instruction manuals, formulae, and other industrial or intellectual property respecting

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the Business, including, without limitation, the intellectual property described in Schedule 3 - Intellectual Property attached hereto;

(p)

”Licenses” means all licenses, permits, approvals, consents, certificates, registrations and authorizations (whether governmental, regulatory, or otherwise) required for the conduct in the ordinary course of the operations of the Business and the uses to which the Business Assets have been put;

(q)

“Losses” means, in respect of any matter, all claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including, without limitation, all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) arising directly or indirectly as a consequence of such matter and actually incurred by a party entitled to be indemnified hereunder, net of (i) any tax adjustments, benefits, savings or reductions to which such indemnified party is entitled resulting from such matter, and (ii) any insurance proceeds, in either case to which such indemnified party is entitled by virtue of such claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses;

(r)	“Permitted Encumbrances” means:
(i)	liens for taxes, assessments, levies and other governmental charges either not yet due and payable or due but for which notice of assessment has not been given;
(ii)

undetermined or inchoate liens, charges and privileges incidental to current construction or current operations and statutory liens, charges, adverse claims, security interests or encumbrances of any nature whatsoever claimed or held by any governmental authority that have not at the time been filed or registered against the title to the asset or served upon the Vendor pursuant to law or that relate to obligations not due or delinquent;

(iii)

assignments of insurance provided to landlords (or their mortgagees) pursuant to the terms of any lease, and liens or rights reserved in any lease for rent or for compliance with the terms of such lease; and

(iv)

security given in the ordinary course of the Business to any public utility, municipality or government or to any statutory or public authority in connection with the operations of the Business, other than security for borrowed money;

(s)	“Purchase Price” means the aggregate sum payable by the Purchaser to the Vendor for the Business Assets.
1.2	Currency. Unless otherwise indicated, all dollar amounts in this Agreement are expressed in United States funds.
1.3

Sections and Headings. The division of this Agreement into Articles, sections and subsections and the insertion of headings are for convenience of reference only and will not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to an Article, section, subsection or Schedule refers to the specified Article, section or subsection of or Schedule to this Agreement.

1.4

Number, Gender and Persons. In this Agreement, words importing the singular number only will include the plural and vice versa, words importing gender will include all genders and words importing persons will include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind whatsoever.

1.5

Accounting Principles. Except as otherwise stated, any reference in this Agreement to generally accepted accounting principles refers to generally accepted accounting principles that have been established in the

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United States of America, including those approved from time to time by the American Institute of Certified Public Accountants or any successor body thereto.

1.6

Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

1.7	Time of Essence. Time will be of the essence of this Agreement.
1.8

Applicable Law. This Agreement will be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties will be governed by, the laws of the Province of Alberta and the federal laws of Canada applicable therein, and each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of such state and all courts competent to hear appeals there from and waives, so far as is legally possible, its right to have any legal action relating to this Agreement tried by a jury.

1.9

Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be binding on either party unless consented to in writing by such party. No waiver of any provision of this Agreement will constitute a waiver of any other provision, nor will any waiver constitute a continuing waiver unless otherwise provided.

1.10

Adjustments for Stock Splits, Etc.. Wherever in this Agreement there is a reference to a specific number of shares of stock of the Company, then, upon the occurrence of any subdivision, combination or stock dividend of such stock, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend.

1.11	Schedules. The following Schedules are attached to and form part of this Agreement: All terms defined in the body of this Agreement will have the same meaning in the Schedule attached hereto.

Schedule 1 Equipment

Schedule 2 Permits and Licenses

Schedule 3 Intellectual Property

Schedule 4 Legal and Regulatory Proceedings

Schedule 5 Consents

Schedule 6 Form of Consulting Agreement

2.	PURCHASE AND SALE
2.1

Subject to the terms and conditions of this Agreement, effective as at the Closing Date the Vendor will sell, transfer, and assign to the Purchaser and the Purchaser agrees to purchase from the Vendor, free and clear of all Encumbrances except as may be otherwise specifically provided for herein as Permitted Encumbrances, the Business as a going concern and the Business Assets, but not including the Excluded Assets.

2.2

All quotations in respect of the sale or purchase of services, supplies, Intellectual Property, or other contractual rights made or received by the Vendor and not confirmed to contractual commitment will be deemed to be assigned to the Purchaser at the Closing to be accepted, confirmed or withdrawn or otherwise acted upon by the Purchaser in its own name, for its own account and in accordance with its own business judgment.

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3.	PURCHASE PRICE AND ALLOCATION
3.1

The Purchase Price payable by the Purchaser to the Vendor for the Business Assets shall consist of 21,000,000 post-split shares at a value of $0.001 per share of the Purchaser’s restricted common stock (the “Purchase Shares”). On or prior to the Closing Date, the Purchaser and the Vendor shall enter into a form of subscription agreement in regards to the Purchase Shares.

4.	PAYMENT OF THE PURCHASE PRICE
4.1	The Purchase Price will be paid in full by the issuance by the Purchaser to the Vendor of the Purchase Shares in one instalment on the Closing Date.
5.	CLOSING, POSSESSION, AND NO ADJUSTMENTS
5.1

The Closing will take place February 15th, 2007 at 10:00 a.m. local time, on the Closing Date at the offices of Clark Wilson LLP, Barristers and Solicitors, 800 – 885 West Georgia Street, Vancouver, British Columbia, Canada, V6C 3H1, or at such other place, date, and time as may be mutually agreed upon by the parties hereto.

5.2	The Vendor will deliver possession of the Business Assets, free of any other claim to possession and any tenancies, to the Purchaser on the Closing Date.
5.3

Provided that there has been no material misrepresentation on the part of the parties to this agreement and all of their respective obligations under this Agreement have been fulfilled, there will be no adjustment of the Purchase Price for any reason whatsoever.

6.	ASSUMPTION OF LIABILITY
6.1

Subject to the provisions of this Agreement, the Purchaser agrees to assume, pay, satisfy, discharge, perform and fulfill, from and after the Closing Date, all obligations and liabilities of the Vendor in respect of:

(a)	Schedule 3 – Assignment of Intellectual Property;
(b)	all of the required licenses, permits, approvals, consents, registrations, certificates and other authorizations described in Schedule 2 - Permits and Licenses;
(c)	the agreements entered into by the Vendor in the ordinary course of the Business for the provision of services or goods to the Vendor; and
(d)	the agreements entered into by the Vendor in the ordinary course of the Business for the sale of goods or the provision of services by the Vendor.
6.2

Without in any way limiting Clause 9.3, the Purchaser will not assume, and the Vendor will be solely responsible for and will indemnify and hold harmless the Purchaser from and against, all claims and obligations respecting the Intellectual Property in connection with the Business up to the Closing Date. Promptly after becoming aware of any such claim or obligation, the Purchaser shall notify Vendor thereof and the Purchaser shall cooperate with the Vendor in the Vendor’s efforts to resolve such claim or satisfy such obligation. In the event that the Vendor fails to promptly resolve such claim or satisfy such obligation, the Vendor shall reimburse the Purchaser for all costs which it reasonably incurs as a result of any obligation that the Purchaser is required by law or by order of any court or regulatory authority to satisfy as the successor to Vendor or otherwise. Notwithstanding the foregoing, the parties acknowledge that prior to the Closing, the Purchaser has provided certain of the services required to be provided under certain contracts, and the parties agree that Vendor shall have no liability to Purchaser in respect of any claim or obligation arising in connection with such services provided by Purchaser.

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7.	REPRESENTATIONS AND WARRANTIES OF THE VENDOR
7.1

The Vendor represents and warrants to the Purchaser, with the intent that the Purchaser will rely thereon in entering into this Agreement and in concluding the transactions contemplated hereby, as follows:

(a)

the execution and delivery of this Agreement and the completion of the transaction contemplated hereby have been duly and validly authorized by all necessary limited liability company action on the part of the Vendor, and this Agreement constitutes a valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms; except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction;

(b)

except as will be remedied by the consents, approvals, releases, and discharges described in 7 - Consents attached hereto, neither the execution and delivery of this Agreement nor the performance of the Vendor’s obligations hereunder will:

(i)

violate or constitute default under any order, decree, judgment, statute, by-law, rule, regulation, or restriction applicable to the Vendor, the Business or any of the Business Assets, or any contract, agreement, instrument, covenant, mortgage, or security, to which the Vendor is a party or which are binding upon the Vendor,

(ii)	to the knowledge of the Vendor, result in any fees, duties, taxes, assessments, penalties or other amounts becoming due or payable by the Purchaser under any sales tax legislation. .
(iii)	give rise to the creation or imposition of any Encumbrance on any of the Business Assets,
(iv)	violate or constitute default under any license, permit, approval, consent or authorization held by the Vendor or necessary to the operation of the Business, or
(v)	violate or trigger any liability on behalf of the Purchaser pursuant to any legislation governing the sale of assets in bulk by the Vendor.
(c)	the Vendor owns and possesses and has good and marketable title to the Business Assets free and clear of all Encumbrances of every kind and nature whatsoever;
(d)	to the knowledge of the Vendor, the Business Assets are in good working order and in a functional state of repair and to the best of the knowledge of the Vendor there are no latent defects thereto;
(e)	the Business Assets comprise all property and assets used by the Vendor in connection with the Business;
(f)	the Vendor does not have any indebtedness in excess of $10,000 which might by operation of law or otherwise now or hereafter constitute an Encumbrance upon any of the Business Assets;
(g)

All patent related costs (patent lawyers, patent applications, translations, etc) that have accumulated from July 20th, 2006 up to the Closing Date, will have to be taken care of at the Closing and reimbursed to BIOXEN, not to exceed US$10,000;

(h)

no person other than the Purchaser has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Vendor of any of the Business Assets, other than pursuant to purchase orders accepted by the Vendor in the ordinary course of the Business;

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(i)

except as otherwise provided herein, this Agreement discloses all contracts, engagements, and commitments, whether oral or written, relating to the Business or the Business Assets including in particular contracts, engagements, and commitments:

(i)	out of the ordinary course of Business,
(ii)	which entail the payment of in excess of $10,000.00 during any one year period,
(iii)	patent-related costs in the amount as specified in Section 7.1(f),
(iv)	respecting ownership of or title to any interest or claim in or to any real or personal property making up the Business Assets,
(v)	respecting Intellectual Property;
(vi)

respecting any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person except for cheques endorsed for collection in the ordinary course of the Business;

(vii)

any employment or consulting contracts or any other contract with any officer, employee or consultant, other than oral contracts of indefinite hire terminable by the Vendor without cause on reasonable notice;

(viii)

any profit-sharing, bonus, stock option, pension, retirement, disability, stock purchase, medical, dental, hospitalization, insurance or similar plan or agreement providing benefits to any current or former director, officer, employee or consultant;

(ix)

any trust indenture, mortgage, promissory note, loan agreement, guarantee or other contracts for the borrowing of money or a leasing transaction of the type required to be capitalized in accordance with generally accepted accounting principles;

(x)	any contracts for capital expenditures in excess of $5,000 in the aggregate;
(xi)	any contract for the sale of any assets other than sales of services to customers in the ordinary course of the Business;
(xii)

any confidentiality, secrecy or non-disclosure contract, (whether the Vendor is a beneficiary or obligant thereunder) relating to any proprietary or confidential information or any non-competition or similar contract;.

(xiii)

there has not been any default in any obligation or liability in respect of said contracts, engagements, or commitments by the Vendor and the Vendor has performed all of the material obligations required to be performed by it and is entitled to all benefits under any contracts;

(xiv)	there has not been any amendment, modification, variation, surrender, or release of said contracts, engagements, and commitments; and
(xv)

each of said contracts, engagements, and commitments is in good standing and in full force and effect and the Vendor has performed all of the material obligations required to be performed by it and is entitled to all benefits thereunder, and is not in default or alleged to be in default in respect of any Material Contract or any other Contracts, engagements or commitments provided for in this Agreement, to which the Vendor is a party or by which it is bound;

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(j)

all material Licenses required for the conduct in the ordinary course of the operations of the Business and the uses to which the Business Assets have been put have been obtained and are in good standing and such conduct and uses are in compliance in all material respects with such licenses and permits and with all laws, zoning and other bylaws, building and other restrictions, rules, regulations, and ordinances applicable to the Business and the Business Assets and neither the execution and delivery of this Agreement nor the completion of the purchase and sale hereby contemplated will give any person the right to terminate or cancel the said licenses or permits or affect such compliance;

(k)

except as disclosed in Schedule 4 - Legal and Regulatory Proceedings, there are no actions, suits, proceedings, investigations, complaints, orders, directives, or notices of defect or noncompliance by or before any court, governmental or domestic commission, department, board, tribunal, or authority, or administrative, licensing, or regulatory agency, body, or officer issued, pending, or to the best of the Vendor’s knowledge threatened against or affecting the Vendor or in respect of the Business or any of the Business Assets;

(l)

there is no requirement applicable to the Vendor to make any filing with, give any notice to or to obtain any license, permit, certificate, registration, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement, except for the filings, notifications, licenses, permits, certificates, registrations, consents and approvals described in Schedule 5 - Consents, or that relate solely to the identity of the Purchaser or the nature of any business carried on by the Purchaser except for the notifications, consents and approvals described in Schedule 5 - Consents;

(m)	since December 31, 2004, the Business has been carried on only in the ordinary and normal course consistent with past practices and there has not been:
(i)	any change, event, or circumstance which would materially adversely affect the affairs, assets, liabilities, earnings, prospects, operation, or condition of the Business;
(ii)	any loss, damage, or destruction, whether or not covered by insurance, which would materially adversely affect the affairs, prospects, operations, or condition of the Business or the Business Assets;
(iii)	any material increase in the compensation or benefits payable or to become payable by the Vendor to any of its officers, directors, employees, or agents;
(iv)

any obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) incurred by the Vendor in connection with the Business, other than those incurred in the ordinary and normal course of the Business and consistent with past practice;

(v)

any license, sale, assignment, transfer, disposition, pledge, mortgage of granting of a security interest or other Encumbrance on or over any of the Business Assets, other than sales of inventory to customers in the ordinary and normal course of the Business.

(n)	any material change in the accounting or tax practices followed by the Vendor;
(o)

Vendor has filed or caused to be filed all material tax returns of Vendor which have become due (taking into account valid extensions of time to file) prior to the date hereof, such returns are accurate and complete in all material respects and Vendor has paid or caused to be paid all taxes due, in each case to the extent Purchaser would incur liability for Vendor’s failure to file such returns or pay such taxes. There are no outstanding tax liens that have been filed by any tax authority against any property or assets of the Business. No claims are being asserted in writing

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with respect to any taxes relating to the Business for which Purchaser reasonably could be held liable and Vendor knows of no basis for the assertion of any such claim;

(p)

the Vendor has never received any notice of or been prosecuted for non-compliance with any Environmental Laws, nor has the Vendor settled any allegation of non-compliance short of prosecution. There are no orders or directions relating to environmental matters requiring any work, repairs or construction or capital expenditures to be made with respect to the Business or the Business Assets, nor has the Vendor received notice of any of the same;

(q)

the Vendor has not caused or permitted, nor does it have any knowledge of, the release, in any manner whatsoever, of any Hazardous Substance on or from any of its properties or assets utilized in the Business, or any such release on or from a facility owned or operated by third parties, but with respect to which the Vendor in connection with the Business is or may reasonably be alleged to have liability. All Hazardous Substances and all other wastes and other materials and substances used in whole or in part by the Vendor in connection with the Business or resulting from the Business have been disposed of, treated and stored in compliance with all Environmental Laws;

(r)

Schedule 3 - Intellectual Property, sets out all registered or pending Intellectual Property (including particulars of registration or application for registration, continuances, or PCT’s) and all licenses, registered user agreements and other contracts that comprise or relate to Intellectual Property. The Intellectual Property comprises all trade or brand names, business names, trade marks, service marks, copyrights, patents, trade secrets, know-how, inventions, designs and other industrial or intellectual property necessary to conduct the Business. The Vendor is the beneficial owner of the Intellectual Property, free and clear of all Encumbrances, and is not a party to or bound by any contract or any other obligation whatsoever that limits or impairs its ability to sell, transfer, assign or convey, or that otherwise affects, the Intellectual Property. No person has been granted any interest in or right to use all or any portion of the Intellectual Property. The conduct of the Business does not infringe upon the industrial or intellectual property rights, domestic or foreign, of any other person. The Vendor is not aware of a claim of any infringement or breach of any industrial or intellectual property rights of any other person, nor has the Vendor received any notice that the conduct of the Business, including the use of the Intellectual Property, infringes upon or breaches any industrial or intellectual property rights of any other person, and the Vendor, after due inquiry, has no knowledge of any infringement or violation of any of its rights in the Intellectual Property. The Vendor is not aware of any state of facts that casts doubt on the validity or enforceability of any of the Intellectual Property. The Vendor has provided to the Purchaser a true and complete copy of all contracts and amendments thereto that comprise or relate to the Intellectual Property; and

(s)

there are no liabilities of the Vendor or its Associates or Affiliates, whether or not accrued and whether or not determined or determinable, in respect of which the Purchaser may become liable on or after the Closing Date.

8.	REPRESENTATIONS OF THE PURCHASER
8.1

The Purchaser represents and warrants to the Vendor as follows, with the intent that the Vendor will rely thereon in entering into this Agreement and in concluding the purchase and sale contemplated hereby, that:

(a)

the Purchaser is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Nevada and has the power, authority, and capacity to enter into this Agreement and to carry out its terms;

(b)

the execution and delivery of this Agreement and the completion of the transactions contemplated hereby has been duly and validly authorized by all necessary corporate action on the part of the Purchaser, and this Agreement constitutes a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms; except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and

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except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction;

(c)

there is no requirement for the Purchaser to make any filing with, give any notice to or obtain any license, permit, certificate, registration, authorization, consent or approval of, any government or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement;

(d)

Neither the execution and delivery of this Agreement nor the performance of the Purchaser’s obligations hereunder will violate or constitute a default under the constating documents, by-laws, or articles of the Purchaser, any order, decree, judgment, statute, by-law, rule, regulation, or restriction applicable to the Purchaser, or any contract, agreement, instrument, covenant, mortgage or security to which the Purchaser is a party or which are binding upon the Purchaser;

(e)

Purchaser has made available to the Vendor a true and complete copy of each annual, quarterly and other reports, registration statements (without exhibits) filed by Purchaser with the Securities and Exchange Commission (the “SEC”) since January 1, 2006 (the “Purchaser SEC Documents”). As of their respective filing dates, the Purchaser SEC Documents complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Purchaser SEC Documents, and none of the Purchaser SEC Documents contained on their filing dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Purchaser SEC Document. The financial statements of Purchaser included in the Purchaser SEC Documents (the “Purchaser Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted under Form 10-QSB under the Exchange Act) and fairly presented the consolidated financial position of Purchaser and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of Purchaser’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, to normal and recurring year-end audit adjustments). There has been no change in Purchaser’s accounting policies, except as described in the notes to the Purchaser Financial Statements or as required by generally accepted accounting principles. Since the date of the most recent balance sheet included in a Purchaser SEC Document, there has been no material adverse effect on the business, operations, assets, condition (financial or otherwise) or prospects of the Purchaser;

(f)	The authorized stock of the Purchaser consists of 75,000,000 shares of Common Stock of which 11,420,000 were issued and outstanding as of December 31, 2006.
(g)

The Purchase Shares to be issued to the Vendor under this Agreement will, when so issued, be duly authorized, validly issued, fully paid, non-assessable, free of any Encumbrances and not subject to any preemptive rights or rights of first refusal created by statute or the charter documents or Bylaws of Purchaser or any agreement to which Purchaser is a party or is bound and will be issued in compliance with federal and state securities laws; and

(h)

except as disclosed in the Purchaser SEC Documents, (i) there are no actions, suits, proceedings, investigations, complaints, orders, directives, or notices of defect or non-compliance by or before any court, governmental or domestic commission, department, board, tribunal, or authority, or administrative, licensing, or regulatory agency, body, or officer issued, pending, or to the best of the Purchaser’s knowledge threatened against or affecting the Purchaser; and (ii) the Purchaser is in compliance in all material respects with all applicable laws applicable to Purchaser and its business.

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9.	COVENANTS OF THE VENDOR
9.1	Between the date of this Agreement and the Closing Date, the Vendor covenants and agrees that the Vendor:
(a)

will not sell or dispose of any of the Business Assets, except only the sale of services in the ordinary course of business and will preserve the Business Assets intact without any further Encumbrances;

(b)

will not make or agree to make any payment to any of the officers, directors, employees, or agents of the Vendor except in the ordinary course of business and at the regular rates of compensation now in effect or as reasonable reimbursement for expenses incurred by such persons in connection with the Business;

(c)

will conduct the Business diligently and only in the ordinary course consistent with past practice, keep the Business Assets in their present state, and endeavour to preserve the organization of the Business intact and the goodwill of the suppliers and customers and others having business relations with the Vendor relating to the Business;

(d)

will maintain insurance coverage of the scope and in the amounts now held in full force and effect and will give all notices and present all claims under all policies of insurance in a due and timely fashion;

(e)

will afford the Purchaser and its authorized representatives full access during normal business hours to the Business Assets and all other property and assets utilized in the Business and without limitation all title documents, abstracts of title, deeds, leases, contracts, financial statements, policies, reports, licenses, books, records, and other such material relating to the Business, and furnish such copies thereof and other information, as the Purchaser may reasonably request;

(f)

will use its best efforts to procure and obtain at or prior to the Closing Date all such consents, approvals, releases, and discharges as may be required to effect the transactions contemplated hereby from all federal, state, municipal or other governmental or regulatory bodies and from all other third parties as necessary;

(g)

at the request of the Purchaser, the Vendor will execute such consents, authorizations and directions as may be necessary to permit any inspection of the Business or any of the Business Assets or to enable the Purchaser or its authorized representatives to obtain full access to all files and records relating to the Business or the Business Assets maintained by governmental or other public authorities;

(h)

the Vendor will use its best efforts to take or cause to be taken all necessary corporate action, steps and proceedings to approve and authorize validly and effectively the transfer of the Business Assets to the Purchaser and the execution and delivery of this Agreement and any other Agreements or documents contemplated hereby and to cause all necessary meetings of members or managers of the Vendor to be held for such purpose; and

(i)

will not, without the prior written consent of the Purchaser, enter into any transaction or refrain from doing any action that, if effected before the date of this Agreement, would constitute a breach of any representation, warranty, covenant or other obligation of the Vendor contained herein, and the Vendor will not enter into any material supply agreements relating to the Business or make any material decisions or enter into any material contracts with respect to the Business without the consent of the Purchaser, which consent will not be unreasonably withheld.

9.2	Subject to the limitations set forth below, the Vendor covenants and agrees to indemnify and hold harmless the Purchaser from and against:

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(a)

any and all debts, obligations, and liabilities, whether accrued, absolute, contingent, or otherwise, existing at the time of Closing, respecting the Business or the Business Assets; and the Purchaser may, but will not be bound to, pay or perform same and all moneys so paid by the Purchaser in doing so will constitute indebtedness of the Vendor to the Purchaser hereunder;

(b)

any and all Losses resulting from any misrepresentation, misstatement, breach of warranty, or the non-fulfillment of any covenant on the part of the Vendor under this Agreement or under any document or instrument delivered pursuant hereto or in connection herewith; and

(c)	any and all Losses which arise or are made or claimed against or are suffered or incurred reasonably by the Purchaser in respect of any of the foregoing; and
(d)

any and all Losses suffered or incurred by the Purchaser as a result of or arising directly or indirectly out of or in connection with any liability incurred by the Vendor in respect of the operation of the Business up to the Closing Date, except for liabilities specifically assumed hereunder.

9.3

The exercise of any rights or inspection by or on behalf of the Purchaser under Clause 9.1 will not mitigate or otherwise affect any of the representations and warranties of the Vendor hereunder which will continue in full force and effect as provided in Clause 7.1.

9.4

The representations and warranties contained herein shall survive for a period of eighteen months from the Closing Date and shall then expire. Upon the expiration of a representation or warranty pursuant to this Section 9.4, unless written notice of a claim based on such representations or warranty specifying in reasonable detail the facts on which the claim is based shall have been delivered to the Vendor prior to the expiration of such representation or warranty, such representation or warranty shall be deemed to be of no further force or effect, as if never made, and no action may be brought based on the same, whether for breach of contract, tort or under any other legal theory.

9.5

No claim for indemnification will be made by the Purchaser hereunder unless the aggregate of all Losses incurred by the Purchaser and any related indemnified parties otherwise indemnified against hereunder exceeds $15,000 and only to the extent of any such Losses in excess of $15,000.

9.6

If the Vendor makes any payment under this Section 9 in respect of any Losses, the Vendor shall be subrogated, to the extent of such payment, to the rights of Purchaser or such indemnified party against any insurer or third party with respect to such Losses.

9.7

The Vendor may elect to satisfy any obligation hereunder to the Purchaser by agreeing to reduce the number of Purchase Shares issuable hereunder or by returning to the Purchaser shares of the Purchaser’s common stock issued. For purpose of determining the number of shares required in order to satisfy the Vendor’s obligations hereunder, such shares shall be deemed to have a value equal to the price per share at which such shares are traded as of the Payment Date.

9.8

The remedy of indemnification provided in this Section 9 shall be the exclusive remedy for monetary damages (whether at law or in equity). Without limiting the foregoing, neither Vendor, nor any of its respective members, managers, employees, agents, Affiliates, legal advisers or representatives shall have any liability or obligation to Purchaser in respect of any statement, representation, warranty or assurance of any kind made by Vendor, or any of its respective representatives or any other person.

9.9

Notwithstanding anything to the contrary elsewhere in this Agreement or any other document contemplated hereby, no party (or its Affiliates) shall, in any event, be liable to the other party (or its Affiliates) for any consequential damages, including, but not limited to, loss of revenue or income, cost of capital, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement. Each party agrees that it will not seek punitive damages as to any matter under, relating to or arising out of the transactions contemplated hereby.

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10.	COVENANTS OF THE PURCHASER
10.1

Between the date of this Agreement and the Closing Date, the Purchaser will make all reasonable efforts to obtain and procure in co-operation with the Vendor all consents, approvals, releases, and discharges required to effect the transactions contemplated hereby.

10.2

Between the date of this Agreement and the Closing Date, the Purchaser will complete a financing by way of a private placement (the “Private Placement”) for gross proceeds of $500,000, consisting of 500,000 units at $1.00 per unit (each a “Unit”), with each Unit consisting of one common share in the capital of the Purchaser and one share purchase warrant (the “Warrant”), with one Warrant entitling the holder thereof to acquire one further common share for a period of two years from the Closing Date at a price of $1.25 per common share, which Private Placement shall include the following terms and conditions:

(a)	a second private placement on the same terms and conditions for gross proceeds of $600,000 within 120 days of the Closing Date;
(b)	a third private placement on the same terms and conditions for gross proceeds of $700,000 within 220 days of the Closing Date; and
(c)

a “right of first refusal” shall be granted to the Private Placement investor granting such investor a right of first refusal on any financings to be undertaken by the Purchaser for a period of twelve months from Closing.

10.3

Between the date of this Agreement and the Closing Date, the Purchaser will complete a 6.2-for-1 forward split of its issued and outstanding common stock and will cause to be cancelled 8,600,000 shares of common stock (post-split 53,320,000 shares), such that upon closing it shall have 17,484,000 issued and outstanding common shares, prior to the issuance of the Purchase Shares or any shares issued or to be issued pursuant to the private placements described in Clause 10.2.

10.4

Without limiting the provisions of Clauses 6.1 and 1.1 hereof, the Purchaser will, from and after the Closing Date, pay as and when same become due and payable all debts and liabilities of the Business and punctually observe and perform all obligations to be performed in respect of the Business after the date hereof unless such debts and liabilities were incurred on a basis which makes any representation of the Vendor materially untrue or inaccurate. The Purchaser will indemnify and save harmless the Vendor from and against:

(a)

all claims, actions, suits, proceedings, demands, assessments, judgments, charges, penalties, costs, and expenses (including the full amount of any legal expenses invoiced to the Vendor) which arise or are made or claimed against or suffered or incurred by the Vendor as a result of the Purchaser’s failure to so pay, observe, or perform including, without limitation, the Purchaser’s failure to pay, satisfy, discharge, perform or fulfill any of the Assumed Indebtedness or other obligations to be assumed by the Purchaser hereunder;

(b)	any breach by the Purchaser of or any inaccuracy of any representation or warranty contained in this Agreement or in any agreement, instrument, certificate or other document delivered pursuant hereto;
(c)	any breach or non-performance by the Purchaser of any covenant to be performed by it that is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto.
11.	NON MERGER
11.1	The representations, warranties, covenants, and agreements of the Vendor contained herein and those contained in the documents and instruments delivered pursuant hereto or in connection herewith will

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survive the Closing Date for a period of eighteen months, and notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases the Vendor of such representation, warranty, covenant, or agreement), or any investigation by the Purchaser, same will remain in full force and effect.

11.2

The representations, warranties, covenants, and agreements of the Purchaser contained herein and those contained in the documents and instruments delivered pursuant hereto or in connection herewith will survive the Closing Date for a period of eighteen months, and notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases the Purchaser of such representation, warranty, covenant, or agreement), or any investigation by the Vendor, same will remain in full force and effect.

12.	CONDITIONS PRECEDENT
12.1	The obligation of the Purchaser to consummate the transactions herein contemplated is subject to the fulfillment of each of the following conditions precedent at the times stipulated:
(a)

that the representations and warranties of the Vendor contained herein are true and correct on and as at the Closing Date with the same force and effect as if such representations and warranties were made as at the Closing Date, except as may be in writing disclosed to and approved by the Purchaser;

(b)

that all the terms, covenants, conditions, agreements, and obligations hereunder on the part of the Vendor to be performed or complied with at or prior to the Closing Date, including in particular the Vendor’s obligation to deliver the documents and instruments herein provided for in Clause 13, have been performed and complied with as at the Closing Date;

(c)

that between the date hereof and the Closing Date no change, event, or circumstance has occurred which materially adversely affects the Business Assets or the prospects, operation, or condition of the Business or which, significantly reduces the value of the Business or the Business Assets to the Purchaser;

(d)	that between the date hereof and the Closing Date there has not been any substantial loss, damage, or destruction, whether or not covered by insurance, to any of the Business Assets;
(e)	no legal or regulatory action or proceeding will be pending or threatened by any person to enjoin, restrict or prohibit the purchase and sale of the Business Assets contemplated hereby;
(f)

that at the Closing Date, there will have been obtained from all appropriate federal, state, municipal or other governmental or administrative bodies such licenses, permits, consents, approvals, certificates, registrations and authorizations as are required to be obtained by the Vendor to permit the change of ownership of the Business Assets contemplated hereby, and all notices, consents and approvals with respect to the transfer or assignment of any contracts;

(g)

that at the Closing Date, the Vendor will have given or obtained the notices, consents and approvals described in Schedule 5 - Consents, in each case in form and substance satisfactory to the Purchaser, acting reasonably;

The foregoing conditions of this Clause 12.1 are for the exclusive benefit of the Purchaser and may be waived in whole or in part by the Purchaser at any time. If any of the conditions contained in this Clause 12.1 will not be performed or fulfilled at or prior to the Closing Date to the satisfaction of the Purchaser, acting reasonably, the Purchaser, may, by notice to the Vendor, terminate this Agreement and the obligations of the Vendor and the Purchaser under this agreement, provided that the Purchaser may also bring an action pursuant to Clause 9.3 against the Vendor for damages suffered

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by the Purchaser where the non-performance or non-fulfillment of the relevant condition is as a result of a breach of covenant, representation or warranty by the Vendor.

12.2	The obligation of the Vendor to consummate the transactions herein contemplated is subject to the fulfillment of each of the following conditions precedent at the times stipulated:
(a)

that the representations and warranties of the Purchaser contained herein are true and correct on and as of the Closing Date with the same force and effect as if such representations and warranties were made as at the Closing Date, except as may be in writing disclosed to and approved by the Vendor;

(b)	that the Private Placement stock split and share cancellation should have been completed on or before the Closing Date;
(c)	that the Vendor will have received the undated written resignations of the directors and officers of the Purchaser in form and substance reasonably satisfactory to the Vendor;
(d)

that the Vendor will have received a signed directors resolution appointing Christian Petzelt (Chief Scientific Officer), and Garth Likes (President and Chief Executive Officer) as officers (or to other positions instructed by the Vendor), and Christian Petzelt, Geoffrey Galley, Bradley Thompson, Lennie Ryer and Garth Likes to the board of directors of the Purchaser which, when appointed, will represent all of the Purchaser’s board of directors, effective on the later of the Closing Date or ten days after the filing of a Schedule 14f-1 in connection with the Closing; and

(e)

that all terms, covenants, conditions, agreements, and obligations hereunder on the part of the Purchaser to be performed or complied with at or prior to the Closing, including in particular the Purchaser’s obligation to deliver the documents and instruments herein provided for in Clause 14, have been performed and complied with as at the Closing.

12.3

The foregoing conditions of this Clause 12.3 are for the exclusive benefit of the Vendor and may be waived in whole or in part by the Vendor at any time. If any of the conditions contained in this Clause 13 will not be performed or fulfilled at or prior to the Closing Date to the satisfaction of the Vendor acting reasonably, the Vendor may, by notice to the Purchaser, terminate this Agreement and the obligations of the Vendor and the Purchaser under this Agreement, provided that the Vendor may also bring an action pursuant to Clause 10.2 against the Purchaser for damages suffered by it where the non-performance or non-fulfillment of the relevant condition is as a result of a breach of covenant, representation or a warranty by the Purchaser.

13.	TRANSACTIONS OF THE VENDOR AT THE CLOSING
13.1

At the Closing Date, the Vendor will execute and deliver or cause to be executed and delivered all deeds, conveyances, bills of sale, transfers, assignments, agreements, certificates, documents, and instruments as may be necessary to effectively vest good and marketable title to the Business Assets in the Purchaser free and clear of any Encumbrances and without limiting the foregoing, will execute and deliver or cause to be executed and delivered:

(a)	a bill of sale (Absolute) for the Equipment, if any;
(b)	a general conveyance of the Business Assets;
(c)	all consents, approvals, releases, and discharges as may be required to effect the transactions contemplated hereby, including in particular those described in Schedule 5 - Consents;
(d)	a certificate of the Vendor dated the Closing, acceptable in form and content to the solicitors for the Purchaser, certifying that the conditions set out in Clause 12.1 have been satisfied;

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(e)	all such documents and instruments as may be necessary to transfer or assign the Intellectual Property;
(f)	executed releases by any third parties which have any Encumbrances against the Business Assets;
(g)	consulting agreements substantially in the form attached hereto as Schedule 6, executed by Christian Petzelt and Garth Likes;
(h)	a subscription agreement for the Purchase Shares; and
(i)	all such other documents and instruments as the Purchaser’s solicitors may reasonably require.
14.	TRANSACTIONS OF THE PURCHASER AT THE CLOSING
14.1	At the Closing the Purchaser will deliver or cause to be delivered to the Vendor:
(a)	Irrevocable instructions to the transfer agent of the Purchaser as to the issuance of the Purchased Shares, in form and substance satisfactory to the Vendor;
(b)	satisfactory evidence of the completion of the Private Placement described in Clause 10.2 hereof;
(c)	satisfactory evidence of the completion of the forward stock split and share cancellation as described in Clause 10.3 hereof;
(d)	a certified copy of a resolution of the Directors of the Purchaser duly passed authorizing the execution and delivery of this Agreement and the completion of the transactions contemplated hereby;
(e)

a certificate of an officer of the Purchaser dated as of the Closing Date, acceptable in form and content to the solicitors for the Vendor, certifying that the conditions precedent set out in Clause 12.2 have been satisfied;

(f)	the resignations and resolutions as described in Clause 12.2; and
(g)	all such other documents and instruments as the Vendor or its solicitors may reasonably require.
15.	TAXES
15.1	All sales, use and other transfer taxes payable in respect of the transactions arising out of the purchase of the Business Assets as contemplated hereby will be paid by the Purchaser.
16.	ASSETS AT RISK
16.1

From the date hereof to the Closing Date, the Business Assets will remain at the risk of the Vendor. If any of the Business Assets are lost, damaged, or destroyed prior to the time of Closing, the Purchaser may in lieu of terminating this Agreement pursuant to Clause 12.1 elect by notice in writing to the Vendor to complete the purchase to the extent possible, and at the option of the Purchaser, either:

(a)	the Purchase Price will be reduced by an amount equal to the cost of making good such loss, damage, or destruction; or
(b)	the Vendor will assign and pay over to the Purchaser all insurance moneys payable in respect of such loss, damage, or destruction.

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17.	POST-CLOSING CONDITIONS
17.1

For a period of eighteen months from the Closing Date, the Purchaser shall only issue shares of common stock or grant stock options to its employees, officers, directors or consultants in accordance with the following terms and conditions:

(a)	limited to issuing or granting up to 1,000,000 shares of common stock, or stock options at an exercise price of not less than $1.00 per share; and
(b)	any shares issued or stock options granted are to be vested to the holders over a 30 month period based on the following release:
(i)	6 months from initial grant:	20% released;
(ii)	12 months from initial grant:	20% released
(iii)	18 months from initial grant:	20%released;
(iv)	24 months from initial grant:	20% released;
(v)	30 months from initial grant:	20% released.
18.	FURTHER ASSURANCES
18.1

From time to time subsequent to the Closing Date, the parties covenant and agree, at the expense of the requesting party, to promptly execute and deliver all such further documents and instruments and do all such further acts and things as may be required to carry out the full intent and meaning of this Agreement and to effect the transactions contemplated hereby.

19.	ASSIGNMENT
19.1	This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto.
20.	SUCCESSORS AND ASSIGNS
20.1	This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.
21.	COUNTERPARTS
21.1	This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.
22.	NOTICES
22.1

Any notice required or permitted to be given under this Agreement will be in writing and may be given by personal service or by prepaid registered mail, and addressed to the proper party or transmitted by electronic facsimile generating proof of receipt of transmission at the address or facsimile number stated below:

(a)	if to the Vendor:

Christian Petzelt

Im Biotechnologiepark TGZ II

D 14943 Luckenwalde

Facsimile No.: +49-(0)3371-681 348

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(b)	if to the Purchaser:

Glass Wave Enterprises, Inc.

207 - 2525 Quebec Street

Vancouver, BC V5T 4R5

Facsimile No.: __________________

with a copy to:

Clark Wilson LLP

800-885 West Georgia Street

Vancouver, British Columbia V6C 3H1

Attention: William L. Macdonald

Facsimile No.: (604) 687-6314

or to such other address or facsimile number as any party may specify by notice. Any notice sent by registered mail as aforesaid will be deemed conclusively to have been effectively given on the fifth business day after posting; but if at the time of posting or between the time of posting and the third business day thereafter there is a strike, lockout or other labour disturbance affecting postal service, then such notice will not be effectively given until actually received. Any notice transmitted by electronic facsimile will be deem conclusively to have been effectively given if evidence of receipt is obtained before 5:00 p.m. (recipient’s time) on a Business Day, and otherwise on the Business Day next following the date evidence of receipt of transmission is obtained by the sender.

23.	TENDER AND EXTENSIONS
23.1

Tender may be made upon the Vendor or Purchaser or upon the solicitors for the Vendor or Purchaser and such solicitors are expressly authorized by their respective clients to confirm extensions of the Closing Date.

24.	REFERENCE DATE
24.1

This Agreement is dated for reference as of the date first above written, but will become binding as of the date of execution and delivery by all parties hereto and subject to compliance with the terms and conditions hereof, the transfer and possession of the Business Assets will be deemed to take effect as at the close of business on the Closing Date. References herein to the date of the Agreement or to the date hereof shall be deemed to mean the date set forth in the preamble to this Agreement.

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25.	REFERENCES TO AGREEMENT
25.1

The terms “this Agreement”, “hereof’, “herein”, “hereby”, “hereto”, and similar terms refer to this Agreement and not to any particular clause, paragraph or other part of this Agreement. References to particular clauses are to clauses of this Agreement unless another document is specified.

IN WITNESS WHEREOF the parties have executed and delivered these presents on the dates indicated below.

WITNESSED BY: Name Address Occupation	) ) ) ) ) ) ) ) ) )	/s/ Christian Petzelt CHRISTIAN PETZELT
Dated:	02-05-2007

GLASS WAVE ENTERPRISES, INC.

Per:	/s/ Chester Ku
Authorized Signatory

Dated:

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LIST OF SCHEDULES

Schedule	Description
1	Equipment
2	Permits and Licenses
3	Intellectual Property
4	Legal and Regulatory Proceedings
5	Consents
6	Form of Consulting Agreement

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SCHEDULE 1

Equipment

None at this time.

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SCHEDULE 2

Permits and Licenses

None at this time.

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SCHEDULE 3

Intellectual Property

1.	PATENTS
Inventors:	Petzelt, Christian; (Berlin, DE)
Correspondence Name and Address:	Steven J. Hultquist Intellectual Property/Technology Law P O Box 14329 Research Triangle Park NC 27709 US
Serial No.:	501098
Series Code:	10
Filed:	December 6, 2004
PCT Filed:	December 18, 2002
PCT NO:	PCT/EP02/14511
U.S. Current Class:	530/350; 435/320.1; 435/325; 435/69.1; 536/23.5
U.S. Class at Publication:	530/350; 435/069.1; 435/320.1; 435/325; 536/023.5
Intern'l Class:	C07H 021/04; C07K 014/435

Foreign Application Data

Date	Code	Application Number
Jan 7, 2002	EP	02000388.5
Sep 4, 2002	EP	02019914.7

Claims

1. An isolated nucleic acid molecule encoding the protein cyplasin with a deleted or non-functional secretory signal sequence, being selected from the group consisting of (a) a nucleic acid molecule encoding a protein comprising the amino acid sequence from position 20 or 53 to position 558 of the sequence marked with "L" of FIG. 2(a) (SEQ ID NO: 1); (b) a nucleic acid molecule comprising the sequence of FIG. 2(b) (SEQ ID NO: 5); (c) a nucleic acid molecule the nucleic acid sequence of which deviates from the nucleic sequences specified in (a) or (b) due to the degeneration of the genetic code; and (d) a nucleic acid molecule, which represents a fragment, derivative or allelic variation of a nucleic acid sequence specified in (a), (b) or (c).

2. A recombinant vector containing a nucleic acid molecule of claim 1.

3. The recombinant vector of claim 2 wherein the nucleic acid molecule is operatively linked to regulatory elements allowing transcription and synthesis of a translatable RNA in prokaryotic and/or eukaryotic host cells.

4. A recombinant host cell which contains the recombinant vector of claim 2.

5. The recombinant host cell of claim 4, which is a mammalian cell, a bacterial cell, an insect cell or a

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yeast cell.

6. An isolated protein encoded by the nucleic acid molecule of claim 1.

7. A method of making a protein exhibiting biological properties of cyplasin comprising: (a) culturing the recombinant host cell of claim 4 under conditions that said protein is expressed; and (b) recovering said protein.

8. A method of making a cytotoxic protein in eukaryotic host cells which is cytotoxic for said cells when secreted from said cells or externally applied comprising: (a) culturing a host cell transfected with a nucleic acid sequence of claim 1 encoding said protein with a deleted or non-functional secretory signal sequence under conditions such that said protein is expressed; and (b) recovering said protein.

9. The method of claim 8 wherein the eukaryotic cells are mammalian cells.

10. A pharmaceutical composition comprising a nucleic acid molecule of claim 1.

11. The pharmaceutical composition according to claim 10, wherein the composition is used for treating cancer.

12. A pharmaceutical composition comprising a protein of claim 6.

13. The pharmaceutical composition according to claim 12, wherein the composition is used for treating cancer.

2.            TRADE MARK – Cyplasin; Cyplasin BioMedica Cyplasin OncoSciences

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SCHEDULE 4

Legal and Regulatory Proceedings

None at this time.

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SCHEDULE 5

Consents

None at this time.

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SCHEDULE 6

Form of Consulting Agreement

MANAGEMENT CONSULTING AGREEMENT

THIS AGREEMENT is made effective the ___________ day of ___________, 2007.

BETWEEN:

__________________________________________

__________________________________________

__________________________________________

(the “Consultant”)

AND:

GLASS WAVE ENTERPRISES, INC., a Nevada company, having an office at 207 – 2525 Quebec Street, Vancouver, British Columbia Canada V5T 4R5

(the “Company”)

WHEREAS:

A.	The Company is a United States reporting company under the US Securities Exchange Act of 1934; and
B.	The Company wishes to engage the Consultant to provide, and the Consultant has agreed to provide to the Company, certain management services as ____________________ of the Company.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the sum of $1.00 now paid by each of the parties to the other and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by both parties) and in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATIONS

1.1	Definitions

In this Agreement, the following words and phrases, unless there is something in the context inconsistent therewith, shall have the following meanings:

(a)	“Agreement” means this agreement dated as of _________________, 2007 and made between the Company and the Consultant as the same is from time to time amended;
(b)	“Board” means the Board of Directors of the Company;
(c)	“Business” means the business carried on by the Company from time to time;

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(d)	“Business Day” means any day other than a day which is a Saturday, a Sunday or a statutory holiday in Vancouver, British Columbia;
(e)	“Term” means the term during which this Agreement shall be in full force as defined by section 5.1 of this Agreement; and

any other capitalized term shall have the meaning ascribed to it in this Agreement.

1.2	Captions and Section Numbers

The headings and section references in this Agreement are for convenience of reference only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

1.3	Extended Meanings

The words “hereof”, “herein”, “hereunder” and similar expressions used in any clause, paragraph or section of this Agreement shall relate to the whole of this Agreement and not to that clause, paragraph or section only, unless otherwise expressly provided.

1.4	Number and Gender

Whenever the singular or masculine or neuter is used in this Agreement, the same shall be construed to mean the plural or feminine or body corporate where the context of this agreement or the parties hereto so require.

1.5	Section References

Any reference to a particular “article”, “section”, “subsection” or other subdivision is to the particular article, section or other subdivision of this Agreement.

1.6	Governing Law

This Agreement and all matters arising hereunder shall be governed by, construed and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein and all disputes arising under this Agreement shall be referred to the Courts of the Province of British Columbia.

1.7	Severability of Clauses

In the event that any provision of this Agreement or any part thereof is invalid, illegal or unenforceable, such provision shall be ineffective to the extent of such illegality or unenforceability, but shall not invalidate or affect the validity, legality and enforceability of the remaining provisions of this Agreement.

1.8	Currency

All sums of money to be paid or calculated pursuant to this Agreement shall be paid or calculated in currency of the United States unless otherwise expressly stated.

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1.9	No Contra Proferentum

The language in all parts of this Agreement shall in all cases be construed as a whole and neither strictly for nor strictly against any of the parties.

1.10	Statutes

Unless otherwise stated, any reference to a statute includes and is a reference to such statute and to the regulations made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which supplement or supersede such statute or such regulations.

1.11	Action on Non-Business Day

If by the terms of this Agreement any payment, delivery or event provided for herein is scheduled to take place at a time which falls on a day which is not a Business Day, such delivery, payment or event shall take place on the first Business Day next following.

ARTICLE 2

ENGAGEMENT OF CONSULTANT

2.1	Engagement of Consultant

Subject to the terms and conditions of this Agreement, the Company hereby engages the Consultant for the Term to provide to the Company certain management services including, without limitation, business administration, corporate planning and governance, managing regulatory affairs and assisting in the raising of capital.

2.2	Duties and Responsibilities

Without limiting the generality of section 2.1, the Consultant shall:

(a)	perform such management services in relation to the Company and the Business as the Board from time to time may request of it;
(b)	in the performance of his management services, observe and comply with all policies and guidelines of the Company and all resolutions and directions from time to time made or given by the Board;
(c)	comply with all applicable laws, rules, regulations and orders of any authority having jurisdiction over the affairs of the Company and the Business;
(d)

perform his management services honestly, in good faith and in the best interests of the Company exercising the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances;

(e)	devote so much time and attention to the affairs of the Company as is required to complete, or cause the completion of, his management services as described in Section 2.1 herein, on a timely basis;
(f)	conform to such hours of work as may from time to time be reasonably required of it; and

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(g)	perform his management services in such manner as the Consultant sees fit provided that such performance shall always meet with the standards of the Company.
2.3	Consultant Status

The Consultant shall perform his management services as an independent contractor of the Company and neither the Consultant nor any of the Consultant’s employees is nor shall be deemed to be an employee of, or co-venturer or partner of, the Company and nothing in this Agreement shall be construed so as to make either the Consultant or any of the Consultant’s employees an employee of, or co-venturer or partner of, the Company. Without limiting the generality of the foregoing, this Agreement is an independent contractor agreement and is not nor will it be deemed to be an employment agreement, co-venturer agreement or partnership agreement and nothing in this Agreement will be construed so as to make this Agreement an employment agreement, co-venturer agreement or partnership agreement.

2.4	No Employment Benefits

Neither the Consultant nor any of his employees shall be entitled to any registered pension fund or plan contributions, group sickness or accident insurance coverage, medical service plan coverage, supplementary employment benefits, profit sharing or group term life insurance, vacation pay or any other type of benefit provided by the Company to the employees of the Company.

2.5	No Unemployment Benefits

The Consultant acknowledges that as an independent contractor, the Consultant shall not qualify for any assistance under any Employment Insurance Act in Canada or the United States.

ARTICLE 3

REMUNERATION

3.1	Remuneration

As compensation for his management services, the Consultant shall receive a monthly management fee of $______________. The Company shall pay such management fee monthly on the first day of the month to which payment of such management fee relates.

3.2	Expenses

In addition to the remuneration referred to in section 3.1, the Company shall reimburse the Consultant for all expenses actually and reasonably incurred by the Consultant for the benefit of the Company up to a maximum of $600 per month including telephone and travel expenses without the prior approval of the board.

3.3	Own Consultant Expenses

Except as specifically provided for in this Agreement, the Consultant shall be responsible for all the costs associated with providing his management services.

3.4	Stock Options

The Consultant shall be entitled to participate in any stock option plan the Company may adopt, on such terms as may be determined by the Board, subject to any restrictions imposed thereon.

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ARTICLE 4

CONFIDENTIALITY AND COMPANY CLIENTS

4.1	Company Confidential Information

The Consultant acknowledges and agrees that:

(a)	proprietary, financial and confidential information and materials relating to the Company have been, and will in the future be, disclosed to the Consultant (the “Company Confidential Information”);
(b)

the Company Confidential Information is the exclusive property of the Company and that all right, title and interest in and to the Company Confidential Information shall remain the property of Company and shall be held in confidence by the Consultant; and

(c)

the Company Confidential Information derives its value from not being generally known to the public or by other persons who can obtain economic value or other advantage from its disclosure and use, and is subject to efforts by the Company to maintain its confidentiality.

4.2	Consultant Confidentiality Covenants

The Consultant covenants and agrees that:

(a)	he shall not directly or indirectly acquire any proprietary interest in, or otherwise deal with or use, the Company Confidential Information except as reasonably required for the Business;
(b)

he shall use his best efforts to keep confidential and protect the Company Confidential Information and the interests of the Company in the Company Confidential Information and shall exercise the degree of care that the owner of such information would reasonably be expected to employ for his own benefit with respect to his own proprietary and confidential information; and

(c)

he shall not directly or indirectly disclose, allow access to, or transfer the Company Confidential Information to third parties, excluding employees of the Consultant, without the prior written consent of the Company.

4.3	Covenants Survive

The covenants and agreements in sections 4.2:

(d)	are in addition to and not in derogation from any of the obligations of the Consultant to the Company; and
(e)	shall survive the termination of this Agreement.

ARTICLE 5

TERM AND TERMINATION

5.1	Term

Unless otherwise terminated as provided for in section 5.3, this Agreement shall be in full force for an initial term commencing the date first above written and ending _____________, 2007.

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5.2	Renewal

Unless notice of termination has been given by either the Company or the Consultant not less than 21 days prior to the expiry of the Term, this Agreement shall be automatically renewed for a further one year term from and including the day immediately following the last day of the Term on the same terms and conditions as contained in this Agreement (including this term and condition) as amended from time to time, unless earlier terminated pursuant to section 5.3.

5.3	Termination

Notwithstanding the other provisions of this Agreement, this Agreement shall be terminated as follows:

(a)	forthwith by the Company on written notice to the Consultant in the event of:
(i)	the commission by the Consultant of any material fraudulent act in performing any of the Consultant’s obligations under this Agreement;
(ii)	the commission of any material misrepresentation to the Company by the Consultant;
(iii)	failure of the Consultant to perform his duties and discharge his obligations under this Agreement;
(iv)	the malfeasance or misfeasance of the Consultant in performing his duties and discharging his obligations under this Agreement; or
(v)	other just cause; or
(b)	forthwith upon the mutual agreements of all the parties to this Agreement;
(c)	forthwith upon the occurrence of any one of the following events:
(i)	if either the Company or the Consultant becomes or acknowledges that it is insolvent or makes a voluntary assignment or proposal under bankruptcy legislation applicable to them;
(ii)	if a bankruptcy petition is filed or presented against either the Company or the Consultant and is not continually contested;
(iii)	if any order is made or resolution passed for the winding up, dissolution or liquidation of the Company, or if the Company has its existence otherwise terminated; or
(iv)	either the Company or the Consultant ceases to carry on business in the ordinary course; or
(d)

forthwith by the Company and the Consultant upon the Company and the Consultant being advised in writing by any securities authority having jurisdiction over the affairs of the Company that this Agreement is unsatisfactory for a public company, provided that the Company and the Consultant have entered into a new management agreement on terms and conditions acceptable to the Company, the Consultant and, as necessary, all securities regulatory authorities having jurisdiction over the affairs of the Company.

5.4	Effect of Termination

Upon the termination of this Agreement, the obligations of the parties shall cease and determine except:

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(a)

the Consultant shall deliver to the Company, in a reasonable state of repair, all property, personal or real, owned or leased by the Company and bailed to the Consultant and used by, or in the possession of, the Consultant or any of the Consultant’s employees;

(b)	the provisions of Article 4 and Artcile 5 shall continue to bind the Company and the Consultant; and
(c)	the Company shall pay all amounts due to the Consultant as of such termination date.
5.5	Sole Provisions

This Agreement may only be terminated in accordance with the provisions of this Article.

ARTICLE 6

GENERAL PROVISIONS

6.1	Notices

All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by telecopier or hand or mailed postage prepaid addressed as set out on the face page of this Agreement or to such other address as may be given in writing by the parties and shall be deemed to have been received, if delivered by telecopier or hand, on the date of delivery and if mailed as aforesaid to the addresses set out above then on the fifth business day following the posting thereof provided that if there shall be between the time of mailing and the actual receipt of the notice a mail strike, slowdown or other labour dispute which might affect the delivery of the notice by the mails, then the notice shall only be effective if actually delivered.

6.2	Time of Essence

Time is hereby expressly made of the essence of this Agreement with respect to the performance by the parties of their respective obligations under this Agreement.

6.3	Arbitration

Any dispute or disagreement among the parties with respect to this Agreement may be referred to a single arbitrator pursuant to the Arbitration Act (British Columbia) provided that if the parties are unable to agree on the appointment of a single arbitrator, each of the Company and the Consultant will appoint an arbitrator and the two arbitrators so appointed will appoint a third arbitrator to act as chairman. The determination of the arbitrator or arbitrators will be final and binding on the parties hereto and the cost of arbitration will be borne equally by the Company and the Consultant.

6.4	Binding Effect

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns.

6.5	Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous expectations, understandings, communications, representations and agreements whether verbal or written between the parties with respect to the subject matter hereof.

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6.6	Further Assurances

Each of the parties hereto hereby covenants and agrees to execute such further and other documents and instruments and do such further and other things as may be necessary or desirable to implement and carry out the intent of this Agreement.

6.7	Assignment

None of the parties may assign or transfer their respective rights under this Agreement without the prior written consent of the other party hereto.

6.8	Amendments

No amendment to this Agreement shall be valid unless it is evidenced by a written agreement executed by all of the parties hereto.

6.9	Counterparts

This Agreement may be executed in several counterparts each of which when executed by any party hereto shall be deemed to be an original and such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the day and year first above written.

_____________________________

Per:
Authorized Signatory

GLASS WAVE ENTERPRISES, INC.

Per:
Authorized Signatory

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